Exhibit 99.1

February 24, 2016

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today a 3.8% increase in the quarterly dividend to shareholders. The payout will be 27 cents per share, up from 26 cents for the previous quarter. This payment will be made March 31 to shareholders of record March 15, 2016.

This dividend increase demonstrates the confidence of the Board of Directors and management team in the strength of the Company and its ability to generate value for our shareholders said Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities. It ranks 9th in size among the 156 banks headquartered in the Commonwealth of Kentucky. Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson
          Chief Financial Officer